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                     AMERICAN COMMUNICATIONS SERVICES, INC.
             EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS (LOSS)

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
                                                                                      Three Months ended March 31,
                               NET LOSS                                                 1996                1997
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
 1  Net Loss                                                                        $ 9,141,144         $24,023,574

 2  Less:  Preferred Stock Accretion                                                    955,489             988,638
                                                                                   -------------       -------------

 3  Net Loss to Common Stockholders                                                  10,096,633          25,012,212

 4  Add: Effect on Interest Income & expense                                           $899,499            $797,264
    Add:  Convertible Preferred Dividends Saved                                         955,489             988,638
                                                                                   -------------       -------------

 5  Net Loss to Common Stockholders, Anti-Dilutive Basis                            $ 8,241,645         $23,226,310
                                                                                   =============       =============

                      AVERAGE SHARES OUTSTANDING
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 6  Weighted Average Number of
         Common Shares Outstanding                                                    6,536,722           7,852,467

 7  Net additional shares assuming stock options and
         warrants exercised and proceeds used first to
         purchase treasury shares to 20% of shares out-
         standing at year end, the balance newly issued                               9,275,515          10,234,568
    Additional shares assuming conversion of
         preferred shares                                                            17,377,274          17,260,864
                                                                                   -------------       -------------

 8  Weighted average number of common
         and common equivalent
         shares outstanding                                                          33,189,511          35,347,899
                                                                                   =============       =============



                          PER SHARE AMOUNTS
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 9  Net loss per common share as
         presented in statements of
         operations (3 / 6)                                                         $     (1.54)        $     (3.19)
                                                                                   =============       =============

10  Net loss per share as antidilutive basis (5 / 8)                                $     (0.25)        $     (0.66)
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